Granite City Food & Brewery Ltd. Reports Strong Financial Results for the Third Quarter of 2006

Restaurant-level EBITDA Increased 58.5% to $2.4 million
Third Quarter Comparable Restaurant Sales Increased 3.4%
Opened Two New Restaurants
Secured $16 million of Lease Financing
Realizing Leverage on G&A Costs

MINNEAPOLIS November 8, 2006 — Granite City Food & Brewery Ltd. (Nasdaq: GCFB) a Modern American upscale casual restaurant chain today reported the results for the fiscal third quarter ended September 26, 2006.

Highlights for the 13 weeks ended September 26, 2006, compared to the 13 weeks ended September 27, 2005, were as follows:

•	Revenues increased 54.8% to $15.0 million

•	Comparable restaurant sales increased 3.4%

•	Restaurant-level EBITDA increased 58.5% to $2.4 million

•	General and administrative costs decreased to 11.0% from 13.5%

•	Completed a $16.0 million equipment lease facility

Granite City opened two new restaurants during the third quarter – St. Louis Park, MN and a second Wichita, KS restaurant. Since quarter-end, the Company opened two additional restaurants—one in Omaha, NE on October 17th and one in Roseville, MN on November 3rd.

Third Quarter Financial Results

Total revenue increased 54.8% to $15.0 million compared to $9.7 million for the third quarter of 2005. Comparable restaurant sales increased 3.4% during the third quarter of 2006 due to increased guest counts as menu prices were unchanged. The net loss was $1.6 million or $(0.12) per share for the third quarter of 2006 compared to a loss of $1.0 million or $(0.09) per share for the third quarter of 2005. The Company recorded non-cash stock compensation expense of approximately $143,000 compared to no non-cash stock compensation expense for the same quarter of 2005 due to the adoption of SFAS No. 123 (Revised) at the beginning of fiscal 2006.

Restaurant-level EBITDA increased 58.5% to $2.4 million for the third quarter of 2006 compared to $1.5 million for the same quarter of 2005. For comparable restaurants, restaurant-level EBITDA was 18.5% for the third quarter of 2006 compared to 18.6% for the third quarter of 2005. For all restaurants, restaurant-level EBITDA was 15.9% for the third quarter of 2006 compared to 15.6% for the same quarter of 2005.

First Nine Months Financial Results

Revenue increased 58.3% to $41.3 million for the nine months ended September 26, 2006 compared to $26.1 million for the same period of 2005. Comparable restaurant sales increased 4.6% as a result of increased guest counts.

The net loss for the nine months ended September 26, 2006 was $3.8 million or $(0.28) per share compared to a net loss of $2.0 million or $(0.17) per share in the prior year period. For the nine months ended September 26, 2006 the Company recorded non-cash stock compensation expense of $550,848 compared to $12,780 for the prior year period as a result of the adoption of SFAS No. 123 (Revised).

“We continued to successfully grow our business as evidenced by the growth in comparable restaurant sales, strong operating results and the expansion of our store base by the two restaurants we opened during the quarter and two more since quarter-end,” said Steven Wagenheim, President and Chief Executive Officer. “Our strong new restaurant performance in new markets demonstrate the strength and popularity of our concept. Our operating and financial infrastructure is strong and capable of supporting our business growth. We are very pleased with our restaurant-level EBITDA margins especially during a quarter that was very difficult for the industry as a whole. We are well positioned for continued growth in 2007 and we are pleased with the progress we are making against our long-term growth targets.”

Conference Call

The Company will host a conference call to discuss third quarter 2006 financial results today at 3:00 PM ET. Listeners may access the call by dialing 1-800-946-0783 and referencing code #3212944. A replay of the call will be available for 30 days and may be accessed by dialing 1-888-203-1112 and entering replay code # 3212944.

About Granite City

Granite City Food & Brewery Ltd., is a Modern American upscale casual restaurant chain that operates 17 restaurants in 7 Midwestern states. The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions. The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience. Granite City opened its first restaurant in St. Cloud, MN in 1999.

Safe Harbor and Non-GAAP Financial Measurements

Certain statements made in this press release of a non-historical nature constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, and the risks and uncertainties described in our Annual Report on Form 10-KSB for the fiscal year ended December 27, 2005, filed with the Securities and Exchange Commission on March 27, 2006.

Additionally, this press release contains certain non-GAAP financial measures, including references to restaurant-level EBITDA. As compared to the nearest GAAP measurement for our company, restaurant-level EBITDA represents net loss with the add-back of net interest expense, income tax expense, depreciation and amortization, general and administrative expenses, and pre-opening costs. Alternatively, restaurant-level EBITDA can be calculated as restaurant revenues less all restaurant-level cost of sales, excluding depreciation and amortization. We use restaurant-level EBITDA and restaurant-level EBITDA as a percentage of revenue as internal measurements of restaurant-level operating performance. Restaurant-level EBITDA as we define it may not be comparable to similar measurements used by other companies and is not a measure of performance or liquidity presented in accordance with GAAP. The Company believes that restaurant-level EBITDA is an important component of financial results because it is a measurement widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance. The Company uses restaurant-level EBITDA as a key measurement to evaluate its restaurants’ financial performance compared with its competitors. This non-GAAP measurement should not be used as a substitute for net loss, net cash provided by or used in operations or other financial data prepared in accordance with GAAP. A reconciliation of restaurant-level EBITDA (and company-wide EBITDA) to net loss for the third quarter and nine months ended September 26, 2006 is provided herein.

Finally, in order to provide supplemental results of operations information, we have included certain adjusted financial measures. In particular, we have presented various financial metrics for comparable restaurants, which are those restaurants that have been open for more than 18 months, and our new restaurants which are those restaurants that have been open for 18 months or less. For the third quarter ended September 26, 2006, our comparable restaurants consisted of our first eight locations, while our new restaurants consisted of our ninth through fifteenth restaurants. The contributions of these groups of restaurants to company-wide performance are set forth herein.

GRANITE CITY FOOD & BREWERY LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 26,	September 27,	September 26,	September 27,
	2006	2005	2006	2005
Restaurant revenues	$15,028,065	$9,705,060	$41,337,502	$26,109,648
Cost of sales:
Food, beverage and retail	4,522,565	2,975,397	12,295,648	7,863,715
Labor	5,404,636	3,540,867	14,662,268	9,291,407
Direct restaurant operating	1,856,222	1,199,186	5,103,711	3,192,631
Occupancy	850,788	478,898	2,328,316	1,338,683

Total cost of sales	12,634,211	8,194,348	34,389,943	21,686,436
Pre-opening	866,193	297,509	1,940,567	525,620
General and administrative	1,650,862	1,312,890	4,722,296	3,447,934
Depreciation and amortization	877,988	560,600	2,444,933	1,496,384

Operating loss	(1,001,189)	(660,287)	(2,160,237)	(1,046,726)

Interest:
Income	16,803	23,284	72,967	92,630
Expense	(607,890)	(364,319)	(1,669,567)	(1,009,202)
Net other expense	(591,087)	(341,035)	(1,596,600)	(916,572)

Net loss	$(1,592,276)	$(1,001,322)	$(3,756,837)	$(1,963,298)

Loss per common share, basic and diluted	$(0.12)	$(0.09)	$(0.28)	$(0.17)

Weighted average shares outstanding, basic and diluted	13,242,173	11,653,538	13,231,742	11,629,651

SUMMARY BALANCE SHEET DATA AT:

	September 26,	December 27,
	2006	2005
Cash	$2,761,706	$9,836,231
Current assets including cash	$3,803,576	$10,298,371
Total assets	$51,492,238	$44,482,590
Current liabilities	$7,933,401	$5,161,814
Total liabilities	$37,354,162	$27,129,082
Shareholders’ equity	$14,138,076	$17,353,508

NON-GAAP RECONCILIATIONS – 2006 Q3 RESULTS

	Comparable				Total for All
	Restaurants (#s 1 -		New Restaurants (#s		Restaurants As
	8)	% of Sales	9 - 15)	% of Sales	Reported	% of Sales
Restaurant revenues	$8,933,339	100%	$6,094,726	100%	$15,028,065	100%
Cost of sales:
Food, beverage and retail	2,638,047	29.5%	1,884,518	30.9%	4,522,565	30.1%
Labor	3,089,720	34.6%	2,314,916	38.0%	5,404,636	36.0%
Direct Restaurant Operating Expenses	1,072,490	12.0%	783,732	12.9%	1,856,222	12.4%
Occupancy	478,957	5.4%	371,831	6.1%	850,788	5.7%

Total cost of sales	7,279,214	81.5%	5,354,997	87.9%	12,634,211	84.1%

Restaurant-level EBITDA*	$1,654,125	18.5%	$739,729	12.1%	$2,393,854	15.9%

Pre-opening					866,193	5.8%
General and administrative					1,650,862	11.0%

Company-wide EBITDA					(123,201)
Depreciation and amortization					877,988

Operating Loss					(1,001,189)
Interest:
Income					(16,803)
Expense					607,890
Net other expense					591,087

Net loss as reported under GAAP					$(1,592,276)

*See accompanying disclosure regarding use of non-GAAP financial measures.

NON-GAAP RECONCILIATIONS – 2006 Q3 YEAR TO DATE RESULTS

	Comparable				Total for All
	Restaurants (#s 1 -		New Restaurants (#s		Restaurants As
	8)	% of Sales	9 - 15)	% of Sales	Reported	% of Sales
Restaurant revenues	$26,200,638	100%	$15,136,864	100%	$41,337,502	100%
Cost of sales:
Food, beverage and retail	7,667,710	29.3%	4,627,938	30.6%	12,295,648	29.7%
Labor	9,003,515	34.4%	5,658,753	37.4%	14,662,268	35.5%
Direct Restaurant Operating Expenses	3,206,430	12.2%	1,897,281	12.5%	5,103,711	12.3%
Occupancy	1,414,084	5.4%	914,232	6.0%	2,328,316	5.6%

Total cost of sales	21,291,739	81.3%	13,098,204	86.5%	34,389,943	83.2%

Restaurant-level EBITDA*	$4,908,899	18.7%	$2,038,660	13.5%	$6,947,559	16.8%

Pre-opening					1,940,567	4.7%
General and administrative					4,722,296	11.4%

Company-wide EBITDA					284,696
Depreciation and amortization					2,444,933

Operating Loss					(2,160,237)
Interest:
Income					(72,967)
Expense					1,669,567
Net other expense					1,596,600

Net loss as reported under GAAP					$(3,756,837)

*See accompanying disclosure regarding use of non-GAAP financial measures.

Contacts:	Steven J. Wagenheim President and Chief Executive Officer (952) 215-0678	Peter P. Hausback Chief Financial Officer 952-215-0660